AGREEMENT

This AGREEMENT establishes the terms and conditions under which DELIVERABLES will be provided by XCENT to CLIENT. This AGREEMENT will go into effect on the date CLIENT signs this AGREEMENT, hereinafter referred to as the EFFECTIVE DATE, and will remain in effect until terminated as permitted by the conditions of this AGREEMENT.

XCENT

Professional Microsystems Incorporated, D/B/A as XCENT A Pennsylvania Corporation conducting business at:

      7900 North Radcliffe Street
      Building 205, Suite 2
      Bristol, PA 19007
      (215) 269-6500
      FAX (215) 269-6505
      www.xcent.com

CLIENT

      Legal Name:
      Trade Name:
      (if different from Legal Name)
      Mailing Address Line 1:
      Line 2:
      City, State, Zip:
      Phone Number:


1 SCOPE OF SERVICES

  A. Work Order CLIENT and XCENT agree that a WORK ORDER will initially specify the DELIVERABLES. A valid executable WORK ORDER will contain:

    1) A mutually acceptable description of DELIVERABLES to be provided or a specific reference to a DESIGN DOCUMENT outlining the DELIVERABLES to be provided;

    2) the per man-hour billing rates in effect at time of WORK ORDER creation;

    3) estimated date(s) of completion;

    4) an estimated cost;

    5) a specified RETAINER amount if required; and

    6) the signature of an authorized representative of the CLIENT.

CLIENT and XCENT agree that if multiple WORK ORDERs exist then each WORK ORDER shall be considered independently in case of dispute. Disputes arising from the conditions of one WORK ORDER shall not in any way modify the obligations of open WORK ORDERs not under dispute. CLIENT and XCENT agree that a WORK ORDER will be the accepted means for defining, extending and amending work to be performed under this AGREEMENT, and in all situations an extension of this AGREEMENT.

  B. Scope Changes CLIENT may request XCENT to perform additional work, make changes to work in progress, and/or make changes to already completed work. Collectively these requests represent SCOPE CHANGES.
A CLIENT may submit SCOPE CHANGES orally or in writing. CLIENT may submit written SCOPE CHANGES by regular mail, express mail, fax, or electronic mail. CLIENT may request changes orally from an authorized representative of XCENT. XCENT and CLIENT agree that oral exchange of information is subject to interpretation. If CLIENT desires to submit requests orally, XCENT may acknowledge such requests orally. CLIENT agrees to assume all liability for inaccuracies or incompleteness in DELIVERABLES that are a product of oral requests. In the event that any SCOPE CHANGE requested by CLIENT requires XCENT to modify work in progress, or modify completed work, CLIENT agrees that CLIENT is still under obligation to pay for all work performed prior to the SCOPE CHANGE even if the SCOPE CHANGE necessitates discarding completed or partially completed work. All SCOPE CHANGES accepted and acted on by XCENT become an integral part of the WORK ORDER. As an integral part of the WORK ORDER, SCOPE CHANGES are subject to the terms and conditions of this AGREEMENT. CLIENT agrees that all SCOPE CHANGEs will invalidate the estimated cost figure, and estimated delivery date presented in the original WORK ORDER. Unless so requested by CLIENT, XCENT will not provide a revision of this cost estimate.

  C. Deliverables The WORK ORDERs and their subsequent SCOPE CHANGEs executed as part of this AGREEMENT will describe the items, both tangible and intangible, that the CLIENT will receive in exchange for the COMPENSATION paid to XCENT. These items are considered the DELIVERABLES. A DELIVERABLE may be one or more of the following or such additional items so specified in the WORK ORDER:

    1.) In all cases the DELIVERABLE always includes XCENT's time and CLIENT agrees to accept delivery and pay as agreed for time expended and invoiced by XCENT;

    2.) Binary executables (APPLICATIONS), the product of XCENT's software development efforts, developed under specific guidelines provided by CLIENT for CLIENT's use;

    3.) Documentation that may: describe the use of any delivered equipment, describe the use of any delivered APPLICATIONS, describe the development process, or describe the design process;

    4.) Source code for APPLICATIONS developed by XCENT, which may be deliverable under the terms set forth in Section 14 SOFTWARE ESCROW; and

    5.) Materials which include physical electronic hardware, software not developed by XCENT, and other similar physical items.

  D. Design Documents CLIENT agrees that the act of providing technology services is a highly detailed and complex process. As such, a great deal of design work may be required as part of the DELIVERABLES. During the course of this design work XCENT may prepare DESIGN DOCUMENTS that are submitted for CLIENT approval. DESIGN DOCUMENTS approved by the CLIENT will become an integral part of a WORK ORDER. DESIGN DOCUMENTS can consist of one or more of the following items:

    1.) Written text describing the functionality and the look and feel of the finished product,

    2.) mock-ups of reports or other data output which represent the intended appearance of the finished product,

    3.) functional prototypes of the finished product, and/or

    4.) any other documents that describe CLIENT's work-flow or business process.

CLIENT agrees to assume full responsibility for assuring that all DESIGN DOCUMENTS submitted for approval by XCENT contain all of the desired requirements. At no time will XCENT assume responsibility for missing requirements because of CLIENT's failure to adequately review DESIGN DOCUMENTS .


2 CLIENT OBLIGATIONS

CLIENT and XCENT agree that CLIENT's acceptance of a WORK ORDER confers certain obligations on the CLIENT. When accepting a WORK ORDER the CLIENT assumes the following obligations:

    1.) CLIENT must remit RETAINER monies if so specified before work may commence.

    2.) XCENT may request information from the CLIENT. Information requested can include clarification of requirements, answers to questions, test data, etc. CLIENT must make every reasonable effort to deliver this information in a timely fashion to XCENT. CLIENT agrees that XCENT will not be held accountable for any delays if it can be demonstrated that CLIENT has not made an adequate effort to deliver requested material in a timely fashion.

    3.) XCENT may request resources from the CLIENT as necessary to fulfill the requirements of the WORK ORDER. Resources include access to CLIENT's facilities, personnel, and other similar items. CLIENT must make every reasonable effort to provide access to such resources in a timely fashion to XCENT. If CLIENT is unable to make such resources available in such a manner then XCENT may make an appropriate adjustment of the estimated delivery date.


3 XCENT OBLIGATIONS

XCENT represents that the necessary resources in terms of expertise are available to meet the needs of work to be performed for CLIENT. CLIENT understands and agrees XCENT is not exclusively servicing CLIENT's WORK ORDERs. CLIENT understands and agrees that XCENT may need to reprioritize resource assignments based on the immediate critical needs of other clients-a benefit that CLIENT also enjoys.

XCENT will make every effort to finish WORK ORDER objectives by the estimated date of completion. XCENT is obligated to inform CLIENT of any issues that would alter or potentially affect the estimated delivery date. CLIENT understands and agrees that a WORK ORDER's date of completion is an estimate and is subject to change. The date of completion is subject to change because of staff illness, prolonged resource shortages, SCOPE CHANGES, and other similar issues that would delay work progress or require additional work.

XCENT will make every effort to finish WORK ORDER objectives within the estimated cost. XCENT is obligated to inform CLIENT of any issues that would alter or potentially affect the estimated cost. CLIENT understands and agrees that the WORK ORDER's cost is an estimate. The cost is subject to change because of incomplete DESIGN DOCUMENTS, SCOPE CHANGES, and other similar issues that would require more work than originally estimated.


4 PERIOD OF PERFORMANCE

This AGREEMENT shall remain in full force from the EFFECTIVE DATE until terminated in writing as provided for in Section 19 TERMINATION. The terms and conditions of Sections 10 through 16 shall remain in force after termination in perpetuity.


5 CONTRACTUAL RELATIONSHIP

XCENT shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of CLIENT.


6 COMPENSATION

CLIENT shall pay XCENT for DELIVERABLES provided as follows:

  A. Compensation Services are provided and billed on a per man-hour basis. Compensation rates for services are specified in each WORK
ORDER. Rates are subject to change on the anniversary of each WORK ORDER or yearly on or about January 1st.

  B. Payment XCENT shall submit to CLIENT project summaries for each WORK ORDER and a consolidated invoice for the preceding month. Each project summary will include a detail of hours worked, resource, task, and rate classification. Payment for invoices are due by the 15th day of the month of issue.

  C. Default Invoices not paid by the due date are subject to late fees in the amount of 2.0 percent monthly or 24 percent per annum. ALL SERVICE WILL BE SUSPENDED IF INVOICES ARE NOT PAID WITHIN 30 DAYS OF THE INVOICE DATE. XCENT WILL NOT BE CONSIDERED IN BREACH OF THIS AGREEMENT BY SUSPENDING SERVICE. Suspension of service may include interruption of the usability of DELIVERABLES already in CLIENT's possession. CLIENT's only remedy to restore service and product usability is to remit full payment. CLIENT will be considered in DEFAULT of this agreement if balances exceed 60 days past due from invoice date.

  D. Retainer XCENT may require CLIENT to provide a RETAINER before commencing work. The amount of the RETAINER will be determined by XCENT. XCENT may at any time request CLIENT to provide additional RETAINER funding based on DELIVERABLES requested by CLIENT. XCENT will not provide any interest or other compensation while retaining these monies. XCENT will at its discretion apply the retainer toward each month's invoices according to the future anticipated volume of DELIVERABLES. In the event that CLIENT terminates service in accordance with Section 19 TERMINATION or XCENT has satisfied all obligations of all outstanding WORK ORDERS and SCOPE CHANGES the balance of the RETAINER less charges for any uncompensated work to date will be returned to the CLIENT within ten (10) business days.

  E. Billing Rights CLIENT agrees to review every project summary and invoice submitted by XCENT. Project summaries will contain detailed information about the DELIVERABLES provided. If a problem is found with any item, the problem must be brought to XCENT's attention within thirty (30) days of the invoice date. XCENT will review the problem and, if appropriate, promptly issue a credit and a revised project summary. Problems with specific items do not absolve CLIENT from the timely payment for other items not under examination. CLIENT's failure to pay uncontested portions of the invoice on time will place the CLIENT in DEFAULT.


7 AUTHORIZED REPRESENTATIVES AND NOTICES

  A. CLIENT Authorized Representative CLIENT designates the following representative to receive notices and who shall have authority to make binding decisions on behalf of CLIENT

      Name
      Title
      Address
      Phone
      Fax
      Email Address

CLIENT may at any time for it's own convenience provide in writing a list of those individuals who can function as authorized representatives. Such a list submitted to XCENT must be signed by the above named authorized representative. This list, upon receipt by XCENT, will supercede any existing list, and only the names on the most recent list will be accepted as authorize representatives.

  B. XCENT Authorized Representatives XCENT designates the representative to receive notices and who shall have authority to make binding decisions on behalf of XCENT:


8 TAXES, SALARIES, AND FRINGE BENEFITS

XCENT shall have exclusive liability for the payment of salaries, payroll taxes, unemployment insurance, retirement benefits, fringe benefits, and other employment costs with respect to persons employed by XCENT. XCENT shall not be liable for State or Municipal Sales or Use Taxes or any Taxes levied by any government outside the United States.

9 LAWS AND REGULATIONS

XCENT shall comply with Federal, state, and local laws and regulations including those relating to wages, hours, fair employment practices, equal opportunity, anti-discrimination, safety, and working conditions.


10 INDEMNIFICATION

CLIENT shall indemnify and hold harmless XCENT from all claims of injuries or damages to persons or property caused by XCENT in the course of its performance under this AGREEMENT, unless such were caused by the gross negligence of XCENT.


11 LIMITS OF LIABILITY

XCENT's liability shall be limited to fees invoiced by XCENT and paid by CLIENT. In no event shall XCENT be liable to the CLIENT for any indirect, incidental, punitive, exemplary, special, consequential, or any other damages of any kind whatsoever which arise out of or relate to this AGREEMENT in any way, which are a result of the XCENT's breach of this AGREEMENT, which are a result of the XCENT's negligence or gross negligence, or which arise in any other fashion.


12 WARRANTY

XCENT shall perform the services specified with the degree of skill and care that is required by customarily accepted good and sound professional practices at the time the work is performed. CLIENT's sole and exclusive remedy and XCENT's only obligation to the CLIENT under this warranty is to cause services rendered or products provided to be altered or mended in such a way so that they conform to the specifications agreed upon as set forth in their respective WORK ORDERS. Not withstanding anything in this Section to the contrary, there shall be no warranty if:

    1.) the DELIVERABLES provided by XCENT have been modified, altered, or changed by anyone other than XCENT;

    2.) an error or defect is in DELIVERABLES for which warranty service is provided by parties other than the XCENT;

    3.) an error or defect in the DELIVERABLES provided by and warranted by XCENT is shown to be caused by an error or defect in a product or service warranted by parties other than the XCENT;

    4.) there has been a change in the equipment on which XCENT's
DELIVERABLES were designed to operate;

    5.) such equipment is not in good operating order or is not installed in a suitable operating environment;

    6.) any error or defect has been caused by CLIENT or any of its agents, servants, employees, or contractors other than XCENT;

    7.) CLIENT did not properly notify XCENT of any warranty claim; or

    8.) CLIENT owes XCENT any fees.

If CLIENT makes a warranty claim for functionality that is omitted from, or inadequately or incompletely described in the DESIGN DOCUMENTS then CLIENT agrees and grants XCENT authority in deciding if the claim is a WARRANTY issue or if the claim represents a SCOPE CHANGE.

CLIENT agrees to pay for any time XCENT expends to identify the source of a WARRANTY claim if XCENT discovers the origin of the error or defect to be the responsibility of the CLIENT or a third-party,


13 OWNERSHIP OF WORKS OF AUTHORSHIP

  A. Works Of Authorship For the purposes of this AGREEMENT a WORK OF AUTHORSHIP is defined as any copyrightable materials such as documents, software, etc, that have been supplied by XCENT to CLIENT as part of the DELIVERABLES or that have been supplied to XCENT by CLIENT during the course of this agreement.

  B. Xcent's Prior Works Of Authorship In the course of fulfilling its obligations to this AGREEMENT XCENT may elect to make use of previously existing WORKS OF AUTHORSHIP. CLIENT agrees and recognizes that:

    1.) All previously existing WORKS OF AUTHORSHIP supplied to CLIENT which have been developed by XCENT outside this agreement will remain the exclusive property of XCENT, and will remain so even after delivery;

    2.) Such WORKS OF AUTHORSHIP supplied by XCENT to CLIENT are confidential and proprietary trade secrets of XCENT, protected by law, and are of substantial value to XCENT, and their use and disclosure must be carefully and continuously controlled; and

    3.) Certain items supplied by XCENT to CLIENT are subject to the Copyright Laws of the United States. CLIENT agrees to keep all property of XCENT free and clear of all claims, liens, and encumbrances. CLIENT shall not copy, duplicate, or furnish to others nor shall it permit others to copy, duplicate, or furnish to others, any version of XCENT's property. Client shall not create or attempt to create, nor permit others to create or attempt to create any of XCENT's property. CLIENT shall notify XCENT immediately of the unauthorized possession, use or knowledge of any item supplied to CLIENT pursuant to this AGREEMENT. Neither this AGREEMENT nor CLIENT's rights hereunder shall be assigned, transferred or sublicensed. In the event CLIENT breaches or attempts to breach any of the provisions of this Paragraph, XCENT shall have the right, in addition to such other remedies which may be available to it, to injunctive relief enjoining such breach or attempt to breach, it being acknowledged that legal remedies are inadequate. The provisions of this Paragraph shall survive the termination of this AGREEMENT.

  C. Client's Prior Works Of Authorship XCENT may need to take possession of CLIENT'S previously existing WORKS OF AUTHORSHIP in order to produce DELIVERABLES. Insofar as these WORKS OF AUTHORSHIP originated with the CLIENT, the CLIENT retains full ownership of these WORKS OF AUTHORSHIP. XCENT agrees to provide the same level of responsible caretaking in the use of these WORKS OF AUTHORSHIP that

CLIENT agrees to provide for XCENT'S PRIOR WORKS OF AUTHORSHIP as stipulated in Section 13 Paragraph B.

  D. Original Works Of Authorship DELIVERABLES that represent original WORKS OF AUTHORSHIP created under this AGREEMENT are jointly owned by both XCENT and CLIENT. No restriction is placed upon CLIENT'S right to the proper use of these WORKS OF AUTHORSHIP except CLIENT may not remove or modify copyright and author notices from the DELIVERABLES.
No restriction is placed upon XCENT's right to the proper use of these WORKS OF AUTHORSHIP except as follows: 1.) XCENT may not use or divulge any WORKS OF AUTHORSHIP to any individual, agent or other entity whose principle business activity comes in direct competition with the Client; 2.) XCENT may not distribute WORKS OF AUTHORSHIP for purposes of profit, except as explicitly specified in writing and agreed to by CLIENT. Neither CLIENT nor XCENT shall permit unauthorized use of any WORKS OF AUTHORSHIP stemming from this AGREEMENT without prior written permission from the other party.

  E. Xcent's Retail Products CLIENT understands XCENT develops PRODUCTS for licensing in the retail market. When determined that the inclusion of these PRODUCTS as part of the DELIVERABLES is of mutual benefit, CLIENT understands that the use of these PRODUCTS are covered under a separate licensing agreement and that this AGREEMENT does not in any way alter the terms and conditions of the PRODUCT license.


14 SOFTWARE ESCROW

For purposes of this AGREEMENT, SOURCE CODE is defined as the plaintext components of the software development process which are submitted to a compiler or interpreter that results in an APPLICATION, the DELIVERABLE capable of carrying out the intended tasks on an electronic computer. It is the normal practice of XCENT to maintain guardianship of all SOURCE CODE produced during the course of work. In the event that any WORK ORDER stipulates the delivery of SOURCE CODE, the XCENT sets forth the following terms and conditions for its release:

    1.) CLIENT has satisfied all outstanding financial obligations to XCENT as identified by XCENT;

    2.) CLIENT requires no further changes or improvements to the APPLICATION(s) and XCENT has no outstanding requests to change or improve the APPLICATION(s);

    3.) The delivery of SOURCE CODE does not release CLIENT of its obligations set forth in the AGREEMENT under the terms of Section 13 OWNERSHIP OF WORKS OF AUTHORSHIP;

    4.) Any third party subsequently retained by CLIENT to work with SOURCE CODE must stipulate in writing to the terms of Section 13
OWNERSHIP OF WORKS OF AUTHORSHIP;

    5.) SOURCE CODE will be delivered to CLIENT on a suitable computer readable media in a tamper-evident package. Breaking the seal on this package will void any warranties XCENT granted CLIENT as part of this AGREEMENT;

    6.) XCENT will not provide development tools, third party libraries, and other components that were neither developed by the XCENT under this agreement, nor specifically purchased for and billed to the CLIENT (i.e. a DELIVERABLE). These tools such as Compilers, Controls, and design-time DLLs (Dynamic Link Libraries) are licensed to XCENT from third party providers for XCENT's use only and are not redistributable except in runtime form when delivered with an APPLICATION.

XCENT may provide libraries and/or applications that have been developed by XCENT outside the scope of this AGREEMENT which may be included as a necessary component of the delivered SOURCE CODE. These libraries and/or applications will be provided only in their binary format. The use of these supplied libraries and/or applications is governed by the terms of Section 13 OWNERSHIP OF WORKS OF AUTHORSHIP.


15 CLIENT FURNISHED DATA

All CLIENT furnished data shall remain the exclusive property of CLIENT. XCENT agrees that such CLIENT data will be used for no purpose other than for work for CLIENT under this AGREEMENT. Upon conclusion of the work, such data shall be returned to CLIENT if requested.


16 PROPRIETARY INFORMATION

Except as required in the work for CLIENT or as specifically authorized in writing by CLIENT, XCENT shall not disclose or use at any time, either during or subsequent to the period of this AGREEMENT, any proprietary information disclosed by CLIENT to XCENT not in its possession prior to the date of such disclosure or later disclosed to it by sources entitled to do so. XCENT in providing services to CLIENT may use its proprietary information. Wherever XCENT specifies information to be proprietary CLIENT shall keep it confidential, use it only for the purposes of the project for which it is provided, and not disclose it to others without XCENT's permission.


17 FORCE MAJEURE

Should completion of any portion of the services be delayed by a Force Majeure, the parties to this AGREEMENT shall mutually agree on the basis upon which the services shall be continued or terminated. Force Majeure means unforeseeable causes beyond the control of XCENT including the following: acts of God or the public enemy, acts of the Government of the United States or of the several States, acts of other contractors of CLIENT, strikes, and other similar causes that would adversely impact XCENT's ability either short or long term to complete its obligations to the open WORK ORDERS of this AGREEMENT. CLIENT and XCENT agree that calls for public service such as jury duty, grave illness of either XCENT staff, an immediate family member, or death of immediate family members meets the definition of Force Majeure provided that CLIENT is notified within twenty-four (24) hours of the event.

18 SUSPENSION OF WORK

CLIENT may, by notice in writing, suspend the performance of all or any of the currently open WORK ORDERS. Upon receipt of such notice, XCENT shall discontinue services as soon as is practicable, to the extent specified in the notice. Unless otherwise stated in the notice, XCENT shall continue to protect and maintain work in process and completed work. In the event of suspension, XCENT will be reimbursed for costs expended to date and other costs resulting from the suspension. Suspension of any or all of the open WORK ORDERS does not release the CLIENT from any responsibility to pay monies due for work performed while the WORK ORDER(s) is(are) active. This includes, but is not limited to, any work partially completed and/or hours accumulated in research performed to satisfy the original requests of the CLIENT, whether or not DELIVERABLES have been furnished at the time of suspension. XCENT shall resume work, upon direction to do so by CLIENT, as soon as is feasible but only after the XCENT has been paid in full for the time and materials already expended. If at the time of the continuation, XCENT's rates have changed, CLIENT shall pay for services at the new rate.


19 TERMINATION

CLIENT may terminate any open WORK ORDER for its convenience by written notice to XCENT. XCENT will be reimbursed for costs expended to date and other costs resulting from the termination. Termination of any or all of the open WORK ORDERS does not release the CLIENT from any responsibility to pay monies due for work performed while the WORK ORDER(s) is(are) active. This includes, but is not limited to, any work partially completed and/or hours accumulated in research performed to satisfy the original requests of the CLIENT, whether or not DELIVERABLES have been furnished at the time of termination.

CLIENT may terminate this AGREEMENT for default by written notice to
XCENT:

    1.) if XCENT becomes involved in bankruptcy or other legal proceedings that in the opinion of CLIENT interfere with the performance of services; or;

    2.) if XCENT fails to perform any of the provisions of this AGREEMENT or fails to make reasonable progress in the work, and in either of these two circumstances does not cure such failure within a period of ten (10) days (or such longer period as CLIENT may authorize in writing) after receipt of notice from CLIENT specifying such failure.

XCENT may terminate this AGREEMENT for default by written notice to the
CLIENT:

    1.) CLIENT fails to perform any of the provisions of this AGREEMENT; or

    2.) the CLIENT becomes insolvent or files for bankruptcy protection.

Either the CLIENT or XCENT may terminate this AGREEMENT for its convenience on thirty (30) days advance written notice to the other party. In the event of termination of this AGREEMENT, the CLIENT shall immediately pay XCENT in full for all time and materials already expended by XCENT.


20 REPORTS

CLIENT shall have the right to request written reports describing progress, cost data, and other matters pertaining to the services beyond those project summaries provided on a monthly basis. CLIENT shall pay XCENT's normal charges for preparation of such reports.


21 INVENTIONS

Any improvements and inventions conceived by XCENT, arising out of the services, shall be the sole and exclusive property of XCENT.


22 FORBEARANCE

XCENT may forebear breach of any one or more of the terms of this AGREEMENT by CLIENT. Forbearing any breach does not indicate XCENT's intent to eliminate or relieve CLIENT, unless specified in writing, of an obligation set forth by the terms of this agreement nor does it remove or weaken XCENT's right to seek restitution in accordance with this AGREEMENT for breach at any time. CLIENT may forebear breach of any one or more of the terms of this AGREEMENT by XCENT. Forbearing any breach does not indicate CLIENT's intent to eliminate or relieve XCENT, unless specified in writing, of an obligation set forth by the terms of this agreement nor does it remove or weaken CLIENT's right to seek restitution in accordance with this AGREEMENT for breach at any time.


23 ENFORCEABILITY

If at any time it is determined that any paragraph or portion of paragraph is deemed unenforceable by the laws of the Commonwealth of Pennsylvania, then only that portion of this AGREEMENT shall be stricken with the balance of this AGREEMENT to be in full force and effect.


24 GOVERNING LAW

This AGREEMENT will be interpreted in accordance with the laws of the Commonwealth of Pennsylvania.


25 ARBITRATION

Any controversy or claim between XCENT and CLIENT arising out of or relating to this AGREEMENT or the performance or breach thereof, and any claims of negligence, gross negligence, fraud or misrepresentation related thereto, but excluding actions for equitable or injunctive relief pending an arbitration award, shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement entered upon the award by the arbitrator may be entered in any court having jurisdiction thereof.


26 ENTIRE AGREEMENT

This AGREEMENT constitutes the entire AGREEMENT between CLIENT and XCENT. Any modification to it must be in writing and signed by both parties. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.


      CLIENT

      Attest By
                ------------------------------
                CLIENT's Authorized Agent

      Date
                ------------------------------




      XCENT

      Attest By
                ------------------------------
                XCENT's Authorized Agent

      Date
                ------------------------------